Exhibit 99

SWIFT TRANSPORTATION COMPANY ANNOUNCES COMPLETION OF

REPRICING AND MATURITY EXTENSION OF ITS SENIOR SECURED CREDIT

FACILITY

Swift Transportation Company (NYSE:SWFT) (“Swift” or “the Company”), a leader in transportation solutions and the nation’s largest truckload transportation provider, announced today that it has closed a repricing transaction that is expected to reduce the Company’s annualized interest cost by approximately $10 million. The original $874 million term loan B, which was priced at L + 450 with a 1.50% LIBOR floor, was replaced by a $200 million term loan B-1, priced at L+375 with no LIBOR floor, and a $674 million term loan B-2, priced at L + 375 with a 1.25% LIBOR floor. The new facilities mature in December 2016 and December 2017 for the term loan B-1 and B-2, respectively. Other changes were made to the agreement to provide the Company with additional flexibility in certain areas including, but not limited to, the use of equity proceeds and the ability to prepay second lien notes.

This press release may contain statements that constitute forward-looking statements, which are based on information currently available. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in the forward-looking statements and further information can be found in our Current Report on Form 10-K, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Info:

Ginnie Henkels, Executive Vice President and Chief Financial Officer

Jason Bates, Vice President of Finance & IR Officer

Office: 602-269-9700